Exhibit 10.6

** mCube Confidential **

November 14, 2012

Ben Alexander Lee

Re:    mCube, Inc. Offer for Employment

Dear Ben:

On behalf of the Board of Directors (the “Board”) of Mcube, Inc., a Delaware corporation (the “Company”), I am very pleased to offer you employment as Chief Executive Officer of the Company. The terms of our offer to you are as follows:

1.    Position. Beginning on January 7, 2013, you will commence full-time employment as the Chief Executive Officer of the Company, working out of the Company’s offices in San Jose California, Hsinchu Taiwan, Shenzhen China, and Shanghai China, and traveling elsewhere as useful and necessary. As Chief Executive Officer, you will report directly to the Company’s Board of Directors (the “Board”), and will have responsibility for the Company’s operations and strategic direction, as well as other tasks assigned to you by the Board. The Company will recommend that you be elected to the Board as soon as practicable following your commencement of employment, and will recommend that you continue to serve on the Board so long as you remain Chief Executive Officer of the Company.

2.    Compensation.

Base Salary. As a full-time, regular, exempt employee, you will initially receive a salary of $295,000 annually (“Base Salary”), paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings. The Company reserves the right to change your compensation, hours, duties, and benefits as it deems necessary.

Bonus. For 2013, as a full-time, regular, exempt employee you will be eligible for an annual target bonus of up to $147,500 (50% of Base Salary), based on pro-ratable achievement of the 2013 financial goals as outlined in the Series C financial plan, and as established by the Company’s Board of Directors. Your bonus eligibility for years beyond 2013 will be determined by the Board in accordance with the Company’s bonus plans and programs as then in effect.

3.    Benefits. You will be eligible to participate in Company’s employee benefit plans of general application as they may exist from time to time. You will receive such other benefits, including paid time off and holidays, as Company generally provides to its employees. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company’s general policies as they may be changed from time to time.

4.    Options. If you accept this offer of employment as a full-time, regular, exempt employee, the Company will recommend to the Board that you be granted an option under the

Company’s Equity Incentive Plan (the “Plan”) to purchase up to a to-be-determined amount of shares of Common Stock of the Company, at the fair market value of the Company’s Common Stock, as determined by the Board on the date it approves such grant (the “Option”). Your total option grant will be equivalent to 5.0% ownership of the Company on a fully-diluted post-$25M Series C financing basis and such total option grant will be provided to you in two installments. At the time you join the Company on January 7th, 2013, which is before Series C funding, you will be granted options equivalent to 5.0% ownership of the Company on a fully-diluted pre-$25M Series C financing basis at the then fair market value. After you have successfully closed the $25M Series C financing, you will be granted additional options to bring your total ownership of the Company to 5.0% on the fully-diluted post-$25M Series C financing basis at the then fair market value. The shares subject to the Option will vest over a five (5) year period for so long as you continue to be employed as Chief Executive Officer by the Company on the following schedule: one fifth (1/5) of the shares will vest on the first anniversary of your commencement of employment with the Company, and an additional one sixtieth (1/60th) of the shares will vest monthly thereafter. Further details on the Plan and the Option will be provided upon approval of such Option by the Board.

While your employment with the Company will be at-will, as further described in Section 5 below, it is agreed that the Option will be subject to acceleration in vesting as follows: if (i) a “Deemed Liquidation Event” (as defined in the Company’s restated certificate of incorporation, as amended from time to time) occurs during the term of your employment with the Company, and (ii) within twelve (12) months following such Deemed Liquidation Event, you are Involuntarily Terminated (as defined below), then conditioned on your (a) signing and not revoking a release of claims in a form prescribed by the Company, (b) resigning from the Board (if applicable) on the date that your employment terminates, and (c) returning to the Company all of its property and confidential information that is in your possession and/or control, 50% of the then unvested shares subject to the Option will immediately become vested.

For this purpose, “Involuntarily Terminated” means your involuntary discharge by the Company for reasons other than “Cause” (as defined below). For this purpose, “Cause” means (1) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (2) your material breach of any agreement between you and the Company, (3) your material failure to comply with the Company’s written policies or rules, (4) your commission of an act of fraud or misappropriation of property belonging to the Company or its affiliates, or your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (5) your gross negligence or willful misconduct in connection with the performance of your duties, (6) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors, (7) your bringing and/or use of confidential or proprietary material from any former employer, or (8) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

5.    Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign, complete, return and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form attached hereto as Exhibit A (the “Invention Assignment and Confidentiality Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree not to (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, or (iii) engage in any other activity that takes advantage of any Company opportunity for your own self interest. You represent that your signing of this letter agreement and the Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers, or between yourself and any other parties. As an employee of the Company, you will be expected to abide by Company rules and regulations.

6.    At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and with or without cause. Neither you nor the Company, will have any liability to the other party for terminating the relationship. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Neither the vesting of any option described in this letter agreement (nor any other provision of this letter agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future, is to be regarded as assuring you of continuing employment for any particular period of time.

7.    Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States, or your employment relationship with the Company will be terminated. This requirement applies to U.S. citizens and non-U.S. citizens alike.

8.    Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim relating to or arising out of your employment relationship with the Company, or the termination of your employment with Company for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this letter in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.    Entire Agreement. This letter agreement, together with the Invention Assignment and Confidentiality Agreement and Arbitration Agreement will form the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by another officer of the Company.

10.    Acceptance. If you decide to accept our offer, and I hope you will please sign the enclosed copy of this letter agreement in the space indicated and return it to me by email, or by fax (                    ) no later than 5:00 p.m. on November 20, 2012. If you have not accepted our offer by that time, this offer will expire. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this letter agreement and the attached documents, if any. We look forward to the opportunity to welcome you to the Company.

Very truly yours

/s/ Wen H. Hsieh
Wen H. Hsieh, Chairman of the Board

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein. I agree that I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment nor will l engage in any other activities that conflict with my obligations to the Company.

/s/ Ben Lee Ben Alexander Lee	Nov. 18, 2012 Date signed

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